Exhibit 99.4
The J. M. Smucker Company
Updated Item 1. Financial Statements of Part I of the First Quarter 2012 Form 10-Q
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements.
THE J. M. SMUCKER COMPANY
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)

	Three Months Ended
	July 31,
	2011	2010
	(Dollars in thousands, except per
	share data)
Net sales	$1,188,883	$1,047,312
Cost of products sold	747,373	629,424
Cost of products sold — restructuring	9,666	9,453
Cost of products sold — merger and integration	760	0

Gross Profit	431,084	408,435
Selling, distribution, and administrative expenses	216,552	203,261
Amortization	20,235	18,497
Other restructuring costs	9,897	18,104
Other merger and integration costs	4,685	2,656
Other operating (income) expense — net	(988)	750

Operating Income	180,703	165,167
Interest income	302	433
Interest expense	(15,422)	(16,539)
Other income — net	1,243	693

Income Before Income Taxes	166,826	149,754
Income taxes	55,303	46,873

Net Income	$111,523	$102,881

Earnings per common share:
Net Income	$0.98	$0.86

Net Income — Assuming Dilution	$0.98	$0.86

Dividends declared per common share	$0.48	$0.40

See notes to unaudited condensed consolidated financial statements.

THE J. M. SMUCKER COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 31, 2011	April 30, 2011
	(Dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$102,475	$319,845
Trade receivables, less allowances	350,293	344,410
Inventories:
Finished products	753,054	518,243
Raw materials	460,767	345,336

	1,213,821	863,579
Other current assets	73,183	109,165

Total Current Assets	1,739,772	1,636,999
PROPERTY, PLANT, AND EQUIPMENT
Land and land improvements	87,005	77,074
Buildings and fixtures	369,854	347,950
Machinery and equipment	1,064,316	1,022,670
Construction in progress	103,805	76,778

	1,624,980	1,524,472
Accumulated depreciation	(699,293)	(656,590)

Total Property, Plant, and Equipment	925,687	867,882
OTHER NONCURRENT ASSETS
Goodwill	2,903,713	2,812,746
Other intangible assets, net	3,132,761	2,940,010
Other noncurrent assets	80,090	66,948

Total Other Noncurrent Assets	6,116,564	5,819,704

	$8,782,023	$8,324,585

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$288,082	$234,916
Accrued trade marketing and merchandising	81,362	62,588
Income taxes payable	38,375	7,706
Revolving credit agreement	306,700	0
Other current liabilities	160,715	177,466

Total Current Liabilities	875,234	482,676
NONCURRENT LIABILITIES
Long-term debt	1,318,489	1,304,039
Deferred income taxes	1,038,319	1,042,823
Other noncurrent liabilities	201,727	202,684

Total Noncurrent Liabilities	2,558,535	2,549,546
SHAREHOLDERS’ EQUITY
Common shares	28,596	28,543
Additional capital	4,406,824	4,396,592
Retained income	922,944	866,933
Amount due from ESOP Trust	(2,572)	(3,334)
Accumulated other comprehensive (loss) income	(7,538)	3,629

Total Shareholders’ Equity	5,348,254	5,292,363

	$8,782,023	$8,324,585

See notes to unaudited condensed consolidated financial statements.

THE J. M. SMUCKER COMPANY
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)

	Three Months Ended July 31,
	2011	2010
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$111,523	$102,881
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	27,569	29,360
Depreciation — restructuring and merger and integration	10,415	9,453
Amortization	20,235	18,497
Share-based compensation expense	6,032	5,328
Other noncash restructuring charges	909	3,849
Loss on sale of assets — net	725	134
Changes in assets and liabilities, net of effect from business acquired:
Trade receivables	7,512	(66,958)
Inventories	(330,854)	(111,907)
Accounts payable and accrued items	55,380	32,969
Defined benefit pension contributions	(3,691)	(10,544)
Income taxes	30,616	(43,555)
Other — net	5,391	3,255

Net cash used for operating activities	(58,238)	(27,238)

INVESTING ACTIVITIES
Business acquired, net of cash acquired	(362,846)	0
Additions to property, plant, and equipment	(67,632)	(26,946)
Sale and maturity of marketable securities	18,600	0
Purchases of marketable securities	0	(57,037)
Proceeds from disposal of property, plant, and equipment	130	290
Other — net	(18)	40

Net cash used for investing activities	(411,766)	(83,653)

FINANCING ACTIVITIES
Revolving credit agreement — net	306,700	0
Proceeds from long-term debt	0	400,000
Quarterly dividends paid	(50,159)	(47,594)
Purchase of treasury shares	(5,385)	(5,033)
Proceeds from stock option exercises	242	1,325
Other — net	2,534	2,213

Net cash provided by financing activities	253,932	350,911
Effect of exchange rate changes	(1,298)	(817)

Net (decrease) increase in cash and cash equivalents	(217,370)	239,203
Cash and cash equivalents at beginning of period	319,845	283,570

Cash and cash equivalents at end of period	$102,475	$522,773

( ) Denotes use of cash
See notes to unaudited condensed consolidated financial statements.

THE J. M. SMUCKER COMPANY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted, except per share data)
Note A — Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. Certain prior year amounts have been reclassified to conform to current year classifications.
Operating results for the three-month period ended July 31, 2011, are not necessarily indicative of the results that may be expected for the year ending April 30, 2012. For further information, reference is made to the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2011.
Note B — Recently Issued Accounting Standards
In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 provides clarification about the application of existing fair value measurement and disclosure requirements and expands certain other disclosure requirements. This ASU will be effective February 1, 2012, for the Company.
In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity and requires the presentation of net income and other comprehensive income to be in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance does not change the components that are recognized in net income or other comprehensive income. This ASU will be effective May 1, 2012, for the Company and requires retrospective application. Adoption of this guidance will affect the presentation of certain elements of the Company’s financial statements, but these changes in presentation will not otherwise have an impact on the financial statements.

Note C — Rowland Coffee Acquisition
On May 16, 2011, the Company completed an acquisition of the coffee brands and business operations of Rowland Coffee Roasters, Inc. (“Rowland Coffee”), a privately-held company headquartered in Miami, Florida, for $362.8 million. The acquisition includes a manufacturing, distribution, and office facility in Miami. The Company utilized cash on hand and borrowed $180.0 million under its revolving credit facility. In addition, the Company incurred one-time costs of $2.4 million to date, that were directly related to the merger and integration of Rowland Coffee, which includes approximately $0.8 million in noncash expense items that were reported in cost of products sold, while the remaining charges were reported in other merger and integration costs in the Condensed Statements of Consolidated Income. Total one-time costs related to the acquisition are estimated to be between $25.0 million and $30.0 million, including approximately $15.0 million of noncash charges associated with consolidating coffee production currently in Miami, into the Company’s existing facilities in New Orleans, Louisiana. The Company expects these costs to be incurred over the next two to four years.
Rowland Coffee is a leading producer of espresso coffee in the U.S., generating total net sales in excess of $110.0 million in calendar 2010. The acquisition strengthens and broadens the Company’s leadership in the U.S. retail coffee category by adding the leading Hispanic brands, Café Bustelo® and Café PilonTM, to the Company’s family of brands.
The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The Company determined the estimated fair values based on independent appraisals, discounted cash flow analyses, and estimates made by management. The purchase price exceeded the estimated fair value of the net identifiable tangible and intangible assets acquired, and as such the excess was allocated to goodwill. The purchase price allocation is preliminary and subject to adjustment following the finalization of the valuation. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

Assets acquired:
Current assets	$33,817
Property, plant, and equipment	29,227
Intangible assets	213,500
Goodwill	91,714

Total assets acquired	$368,258

Liabilities assumed:
Current liabilities	$5,412

Total liabilities assumed	$5,412

Net assets acquired	$362,846

Goodwill of $84.9 million and $6.8 million was assigned to the U.S. Retail Coffee and the International, Foodservice, and Natural Foods segments, respectively, all of which is deductible for tax purposes.
The purchase price allocated to the identifiable intangible assets acquired is as follows:

Intangible assets with finite lives:
Customer relationships (19-year weighted-average useful life)	$147,800
Trademark (10-year useful life)	1,600
Intangible assets with indefinite lives:
Trademarks	$64,100

Total intangible assets	$213,500

The results of operations of the Rowland Coffee business are included in the Company’s consolidated financial statements from the date of acquisition and include $23.2 million of net sales and $1.7 million of total segment profit included in the U.S. Retail Coffee and International, Foodservice, and Natural Foods segment financial results for the three months ended July 31, 2011. Had the acquisition occurred on May 1, 2010, there would not have been a material impact to consolidated results for the three months ended July 31, 2010.
Note D — Restructuring
During calendar 2010, the Company announced its plan to restructure its coffee, fruit spreads, and Canadian pickle and condiments operations as part of its ongoing efforts to enhance the long-term strength and profitability of its leading brands. The initiative is a long-term investment to optimize production capacity and lower the overall cost structure. It includes capital investments for a new state-of-the-art food manufacturing facility in Orrville, Ohio, and consolidation of coffee production in New Orleans, Louisiana. The Company’s pickle and condiments production will be transitioned to third-party manufacturers.
The Company expects to incur restructuring costs of approximately $235.0 million, of which $127.2 million has been incurred through July 31, 2011. The balance of the costs is anticipated to be recognized over the next three fiscal years.
Upon completion in 2014, the restructuring plan will result in a reduction of approximately 850 full-time positions and the closing of six of the Company’s facilities — Memphis, Tennessee; Ste.

Marie, Quebec; Sherman, Texas; Kansas City, Missouri; Dunnville, Ontario; and Delhi Township, Ontario. The Sherman facility closed in April 2011.
The following table summarizes the restructuring activity, including the reserves established and the total amount expected to be incurred.

			Site Preparation
	Long-Lived	Employee	and Equipment	Production
	Asset Charges	Separation	Relocation	Start-up	Other Costs	Total

Total expected restructuring charge	$118,000	$60,000	$23,500	$23,000	$10,500	$235,000

Balance at May 1, 2010	$0	$1,089	$0	$0	$0	$1,089
Charge to expense	53,569	36,010	6,192	5,194	992	101,957
Cash payments	0	(18,361)	(6,192)	(5,194)	(992)	(30,739)
Noncash utilization	(53,569)	(8,540)	0	0	0	(62,109)

Balance at April 30, 2011	$0	$10,198	$0	$0	$0	$10,198
Charge to expense	9,655	5,785	1,988	1,738	397	19,563
Cash payments	0	(3,505)	(1,988)	(1,738)	(397)	(7,628)
Noncash utilization	(9,655)	(909)	0	0	0	(10,564)

Balance at July 31, 2011	$0	$11,569	$0	$0	$0	$11,569

Remaining expected restructuring charge	$50,906	$17,066	$14,913	$16,052	$8,832	$107,769

Total restructuring charges of $19,563 and $27,557 in the three months ended July 31, 2011 and 2010, respectively, were reported in the Condensed Statements of Consolidated Income. Of the total restructuring charges, $9,666 and $9,453 were reported in cost of products sold in the three months ended July 31, 2011 and 2010, respectively, while the remaining charges were reported in other restructuring costs. The restructuring costs classified as cost of products sold primarily include long-lived asset charges for accelerated depreciation related to property, plant, and equipment that will be used at the affected production facilities until they are closed or sold.
Expected employee separation costs include severance, retention bonuses, and pension costs. Severance costs and retention bonuses are being recognized over the estimated future service period of the affected employees. The obligation related to employee separation costs is included in other current liabilities in the Condensed Consolidated Balance Sheets. For additional information on the impact of the restructuring plan on defined benefit pension and other postretirement benefit plans, see Note J — Pensions and Other Postretirement Benefits.
Other costs include professional fees, costs related to closing the facilities, and miscellaneous expenditures associated with the Company’s restructuring initiative and are expensed as incurred.

Note E — Share-Based Payments
The Company provides for equity-based incentives to be awarded to key employees and non-employee directors. These incentives are administered primarily through the 2010 Equity and Incentive Compensation Plan, and currently consist of restricted shares, restricted stock units, deferred shares, deferred stock units, performance units, and stock options.
The following table summarizes amounts related to share-based payments.

	Three Months Ended
	July 31,

	2011	2010

Share-based compensation expense included in selling, distribution, and administrative expenses	$5,151	$4,340
Share-based compensation expense included in other merger and integration costs	881	988
Share-based compensation expense included in other restructuring costs	43	64

Total share-based compensation expense	$6,075	$5,392

Related income tax benefit	$2,014	$1,688

As of July 31, 2011, total compensation cost related to nonvested share-based awards not yet recognized was approximately $46,541. The weighted-average period over which this amount is expected to be recognized is approximately 3.6 years.
Note F — Common Shares
The following table sets forth common share information.

	July 31, 2011	April 30, 2011

Common shares authorized	150,000,000	150,000,000
Common shares outstanding	114,383,657	114,172,122
Treasury shares	14,221,508	14,432,043

Note G — Reportable Segments
The Company operates in one industry: the manufacturing and marketing of food products. Effective May 1, 2011, the Company’s reportable segments have been modified to align segment financial results with the responsibilities of segment management, consistent with the executive appointments announced in March 2011. As a result, the Company now presents the following three reportable segments: U.S. Retail Coffee, U.S. Retail Consumer Foods, and International, Foodservice, and Natural Foods. The U.S. Retail Coffee segment primarily represents the domestic sales of Folgers®, Dunkin’ Donuts®, Millstone®, Café Bustelo®, and Café PilonTM branded coffee to retail customers; the U.S. Retail Consumer Foods segment primarily includes domestic sales of Smucker’s®, Crisco®, Jif®, Pillsbury®, Eagle Brand®, Hungry Jack®, and Martha White® branded products; and the International, Foodservice, and Natural Foods segment is comprised of products distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (e.g., restaurants, schools and universities, health care operators), and health and natural foods stores and distributors.
Also effective May 1, 2011, certain specialty brands which were previously included in the U.S. Retail Consumer Foods segment are included in the International, Foodservice, and Natural Foods segment (“product realignments”). Segment performance for 2011 has been reclassified for these product realignments and the organizational changes described above.
The following table sets forth reportable segment information.

	Three Months Ended
	July 31,

	2011	2010

Net sales:
U.S. Retail Coffee	$500,109	$393,570
U.S. Retail Consumer Foods	459,500	448,522
International, Foodservice, and Natural Foods	229,274	205,220

Total net sales	$1,188,883	$1,047,312

Segment profit:
U.S. Retail Coffee	$139,711	$111,882
U.S. Retail Consumer Foods	79,019	93,355
International, Foodservice, and Natural Foods	38,545	35,521

Total segment profit	$257,275	$240,758

Interest income	302	433
Interest expense	(15,422)	(16,539)
Share-based compensation expense	(5,151)	(4,340)
Cost of products sold — restructuring	(9,666)	(9,453)
Cost of products sold — merger and integration	(760)	—
Other restructuring costs	(9,897)	(18,104)
Other merger and integration costs	(4,685)	(2,656)
Corporate administrative expenses	(46,413)	(41,038)
Other income — net	1,243	693

Income before income taxes	$166,826	$149,754

Note H — Debt and Financing Arrangements
Long-term debt consists of the following:

	July 31, 2011	April 30, 2011

4.78% Senior Notes due June 1, 2014	$100,000	$100,000
6.12% Senior Notes due November 1, 2015	24,000	24,000
6.63% Senior Notes due November 1, 2018	394,489	380,039
5.55% Senior Notes due April 1, 2022	400,000	400,000
4.50% Senior Notes due June 1, 2025	400,000	400,000

Total long-term debt	$1,318,489	$1,304,039

In 2011, the Company entered into an interest rate swap on the 6.63 percent Senior Notes due November 1, 2018. The notional amount was $376.0 million, converting the Senior Notes from a fixed to a variable-rate basis until maturity. The interest rate swap was designated as a fair value hedge of the underlying debt obligation. The fair value adjustment of the interest rate swap at July 31, 2011 and April 30, 2011, was $18.5 million and $4.0 million, respectively, and was recorded as an increase in the long-term debt balance.
Subsequent to July 31, 2011, the Company terminated its interest rate swap agreement prior to maturity. As a result of the early termination, the Company received $27.0 million in cash, which included $2.8 million of interest receivable, and will realize a $24.2 million reduction of future interest expense through November 1, 2018. For additional information, see Note M — Derivative Financial Instruments.
All of the Company’s Senior Notes are unsecured and interest is paid semiannually. Scheduled payments are required on the 5.55 percent Senior Notes, the first of which is $50.0 million on April 1, 2013, and on the 4.50 percent Senior Notes, the first of which is $100.0 million on June 1, 2020.
On July 29, 2011, the Company entered into a second amended and restated credit agreement with a group of ten banks. The credit facility, which amends and restates in its entirety the $600.0 million credit agreement dated as of January 31, 2011, provides for an unsecured revolving credit line of $1.0 billion and matures July 29, 2016. The Company’s borrowings under the credit facility will bear interest based on prevailing U.S. Prime Rate, Canadian Base Rate, London Interbank Offered Rate, or Canadian Dealer Offered Rate, as determined by the Company. Interest is payable either on a quarterly basis or at the end of the borrowing term. At July 31, 2011, the Company had an outstanding balance of $306.7 million under the revolving credit facility at a weighted average interest rate of 1.52 percent. Subsequent to July 31, 2011, the Company borrowed additional funds, bringing the total outstanding balance under the revolving credit facility to $480.0 million at August 31, 2011, at a weighted average interest rate of 1.42 percent.
The Company’s debt instruments contain certain financial covenant restrictions including consolidated net worth, a leverage ratio, and an interest coverage ratio. The Company is in compliance with all covenants.
Note I — Earnings per Share
The following tables set forth the computation of net income per common share and net income per common share — assuming dilution.

	Three Months Ended July 31,

	2011	2010

Computation of net income per share:
Net income	$111,523	$102,881
Net income allocated to participating securities	1,127	987

Net income allocated to common shareholders	$110,396	$101,894

Weighted-average common shares outstanding	113,122,789	118,156,815

Net income per common share	$0.98	$0.86

	Three Months Ended July 31,

	2011	2010

Computation of net income per share — assuming dilution:
Net income	$111,523	$102,881
Net income allocated to participating securities	1,127	986

Net income allocated to common shareholders	$110,396	$101,895

Weighted-average common shares outstanding	113,122,789	118,156,815
Dilutive effect of stock options	57,637	139,564

Weighted-average common shares outstanding — assuming dilution	113,180,426	118,296,379

Net income per common share — assuming dilution	$0.98	$0.86

The following table reconciles the weighted-average common shares used in the basic and diluted earnings per share disclosures to the total weighted-average shares outstanding.

	Three Months Ended July 31,

	2011	2010

Weighted-average common shares outstanding	113,122,789	118,156,815
Weighted-average participating shares outstanding	1,154,758	1,144,111

Total weighted-average shares outstanding	114,277,547	119,300,926
Dilutive effect of stock options	57,637	139,564

Total weighted-average shares outstanding — assuming dilution	114,335,184	119,440,490

Note J — Pensions and Other Postretirement Benefits
The components of the Company’s net periodic benefit cost for defined benefit pension and other postretirement benefit plans are shown below.

	Three Months Ended July 31,

	Defined Benefit Pension Plans		Other Postretirement Benefits

	2011	2010	2011	2010

Service cost	$2,062	$1,858	$525	$405
Interest cost	6,523	6,346	780	690
Expected return on plan assets	(6,885)	(6,657)	0	0
Recognized net actuarial loss (gain)	2,201	1,727	(25)	(134)
Termination benefit cost	0	7,462	0	2,413
Curtailment	0	3,910	0	0
Other	300	288	(100)	(122)

Net periodic benefit cost	$4,201	$14,934	$1,180	$3,252

Upon completion of the restructuring plan discussed in Note D — Restructuring, approximately 850 full-time positions will be reduced. The Company has included the estimated impact of the planned reductions in measuring the net periodic benefit cost of the defined benefit pension and other postretirement benefit plans for the three months ended July 31, 2011 and 2010. Included above are charges recognized during the three months ended July 31, 2010, for termination benefits and curtailment as a result of the restructuring plan.
Note K — Comprehensive Income
The following table summarizes the components of comprehensive income.

	Three Months Ended July 31,

	2011	2010

Net income	$111,523	$102,881
Other comprehensive (loss) income:
Foreign currency translation adjustments	(3,321)	(3,608)
Unrealized loss on available-for-sale securities	(206)	(1,397)
Unrealized (loss) gain on cash flow hedging derivatives, net	(12,122)	8,968
Unrealized loss on pension and other postretirement liabilities	0	(300)
Income tax benefit (expense)	4,482	(2,863)

Comprehensive income	$100,356	$103,681

Note L —Contingencies
The Company, like other food manufacturers, is from time to time subject to various administrative, regulatory, and other legal proceedings arising in the ordinary course of business. The Company is a defendant in a variety of legal proceedings. The Company cannot predict with certainty the ultimate results of these proceedings or reasonably determine a range of potential loss. The Company’s policy is to accrue costs for contingent liabilities when such liabilities are probable and amounts can be reasonably estimated. Based on the information known to date, the Company does not believe the final outcome of these proceedings will have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
Note M — Derivative Financial Instruments
The Company is exposed to market risks, such as changes in commodity prices, foreign currency exchange rates, and interest rates. To manage the volatility relating to these exposures, the Company enters into various derivative transactions. By policy, the Company historically has not entered into derivative financial instruments for trading purposes or for speculation.
Commodity Price Management. The Company enters into commodity futures and options contracts to manage the price volatility and reduce the variability of future cash flows related to anticipated inventory purchases of green coffee, edible oils, flour, milk, corn, and corn sweetener. The Company also enters into commodity futures and options contracts to manage price risk for energy input costs, including natural gas and diesel fuel. The derivative instruments generally have maturities of less than one year.
Certain of the derivative instruments associated with the Company’s U.S. Retail Consumer Foods and U.S. Retail Coffee segments meet the hedge criteria and are accounted for as cash flow hedges. The mark-to-market gains or losses on qualifying hedges are deferred and included as a component of accumulated other comprehensive (loss) income to the extent effective, and reclassified to cost of products sold in the period during which the hedged transaction affects earnings. Cash flows related to qualifying hedges are classified consistently with the cash flows from the hedged item in the Condensed Statements of Consolidated Cash Flows. In order to qualify as a hedge of commodity price risk, it must be demonstrated that the changes in the fair value of the commodity’s futures contracts are highly effective in hedging price risks associated with the commodity purchased. Hedge effectiveness is measured and assessed at inception and on a monthly basis. The mark-to-market gains or losses on nonqualifying and ineffective portions of commodity hedges are recognized in cost of products sold immediately.
Foreign Currency Exchange Rate Hedging. The Company utilizes foreign currency forwards and options contracts to manage the effect of foreign currency exchange fluctuations on future cash payments primarily related to purchases of certain raw materials, finished goods, and fixed assets. The contracts generally have maturities of less than one year. At the inception of the contract, the derivative is evaluated and documented for hedge accounting treatment. Instruments currently used to manage foreign currency exchange exposures do not meet the requirements for hedge accounting treatment and the change in value of these instruments is immediately recognized in cost of products sold. If the contract qualifies for hedge accounting treatment, to the extent the hedge is deemed effective, the associated mark-to-market gains and losses are deferred and included as a component of accumulated other comprehensive

(loss) income. These gains or losses are reclassified to earnings in the period the contract is executed. The ineffective portion of these contracts is immediately recognized in earnings.
Interest Rate Hedging. The Company utilizes derivative instruments to manage changes in the fair value of its debt. Interest rate swaps mitigate the risk associated with the underlying hedged item. At the inception of the contract, the instrument is evaluated and documented for hedge accounting treatment. The Company’s interest rate swap met the criteria to be designated as a fair value hedge. The Company receives a fixed rate and pays variable rates, hedging the underlying debt and the associated changes in the fair value of the debt. The interest rate swap is recognized at fair value in the Condensed Consolidated Balance Sheets, and changes in the fair value are recognized in interest expense. Gains and losses recognized in interest expense on the instrument have no net impact to earnings as the change in the fair value of the derivative is equal to the change in fair value of the underlying debt.
Subsequent to July 31, 2011, the Company terminated its interest rate swap agreement prior to maturity. For additional information, see Note H — Debt and Financing Arrangements.
The following table sets forth the fair value of derivative instruments recognized in the Condensed Consolidated Balance Sheets.

	July 31, 2011			April 30, 2011
	Other	Other	Other	Other	Other	Other
	Current	Noncurrent	Current	Current	Current	Noncurrent
	Assets	Assets	Liabilities	Assets	Liabilities	Liabilities

Derivatives designated as hedging
instruments:
Commodity contracts	$914	$0	$598	$3,408	$0	$0
Interest rate contract	7,919	10,569	0	5,423	0	1,384

Total derivatives designated as hedging instruments	$8,833	$10,569	$598	$8,831	$0	$1,384

Derivatives not designated as hedging
instruments:
Commodity contracts	$13,092	$0	$4,181	$9,887	$5,432	$0
Foreign currency exchange contracts	186	29	1,963	317	3,204	0

Total derivatives not designated as hedging instruments	$13,278	$29	$6,144	$10,204	$8,636	$0

Total derivatives instruments	$22,111	$10,598	$6,742	$19,035	$8,636	$1,384

The Company has elected to not offset fair value amounts recognized for commodity derivative instruments and its cash margin accounts executed with the same counterparty. The Company maintained cash margin accounts of $4,077 and $12,292 at July 31, 2011 and April 30, 2011, respectively, that are included in other current assets in the Condensed Consolidated Balance Sheets.

The following table presents information on gains and losses recognized on derivatives designated as cash flow hedges, all of which hedge commodity price risk.

	Three Months Ended July 31,
	2011	2010

(Losses) gains recognized in other comprehensive (loss) income (effective portion)	$(6,014)	$8,931
Gains (losses) reclassified from accumulated other comprehensive (loss) income to cost of products sold (effective portion)	6,108	(37)

Change in accumulated other comprehensive (loss) income	$(12,122)	$8,968

(Losses) gains recognized in cost of products sold (ineffective portion)	$(121)	$171

Included as a component of accumulated other comprehensive (loss) income at July 31, 2011 and April 30, 2011, were deferred pre-tax losses of $2,692 and deferred pre-tax gains of $9,430, respectively. The related tax impact recognized in accumulated other comprehensive (loss) income was $979 and $3,430 at July 31, 2011 and April 30, 2011, respectively. The entire amount of the deferred loss included in accumulated other comprehensive loss at July 31, 2011, is expected to be recognized in earnings within one year as the related commodity is sold.
The following table presents the net realized and unrealized gains recognized in cost of products sold on derivatives not designated as qualified hedging instruments.

	Three Months Ended
	July 31,
	2011	2010

Gains on commodity contracts	$13,697	$4,393
Gains on foreign currency exchange contracts	85	477

Gains recognized in cost of products sold (derivatives not designated as hedging instruments)	$13,782	$4,870

The following table presents the gross contract notional value of outstanding derivative contracts.

	July 31, 2011	April 30, 2011

Commodity contracts	$965,726	$869,107
Foreign currency exchange contracts	100,602	73,158
Interest rate contract	376,000	376,000

Note N — Other Financial Instruments and Fair Value Measurements
Financial instruments, other than derivatives, that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade receivables. Under the Company’s investment policy, it may invest in securities deemed to be investment grade at the time of purchase. The Company determines the appropriate categorization of debt securities at the time of purchase and reevaluates such designation at each balance sheet date.
The fair value of the Company’s financial instruments, other than its long-term debt, approximates their carrying amounts. The following table provides information on the carrying amount and fair value of the Company’s financial instruments.

	July 31, 2011		April 30, 2011
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Marketable securities	$—	$—	$18,600	$18,600
Other investments	41,779	41,779	41,560	41,560
Derivatives financial instruments, net	25,967	25,967	9,015	9,015
Long-term debt	1,318,489	1,661,566	1,304,039	1,648,614

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions.

The following table summarizes the fair values and the levels within the fair value hierarchy in which the fair value measurements fall for the Company’s financial assets (liabilities) measured at fair value on a recurring basis.

	Quoted Prices in	Significant	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs	Fair Value at	Fair Value at
	(Level 1)	(Level 2)	(Level 3)	July 31, 2011	April 30, 2011

Marketable securities: (A)	$0	$0	$0	$0	$18,600
Other investments: (B)
Equity mutual funds	13,861	0	0	13,861	14,011
Municipal obligations	0	20,473	0	20,473	20,042
Other investments	402	7,043	0	7,445	7,507
Derivatives: (C)
Commodity contracts, net	9,227	0	0	9,227	7,863
Foreign currency exchange contracts, net	(1,748)	0	0	(1,748)	(2,887)
Interest rate contract, net	0	18,488	0	18,488	4,039

Total financial assets measured at fair value	$21,742	$46,004	$0	$67,746	$69,175

(A)	The Company’s marketable securities consisted entirely of commercial paper. One security of $10.0 million was sold and one security of $8.6 million matured in the three months ended July 31, 2011. They were broker-priced and valued by a third party using an evaluated pricing methodology. An evaluated pricing methodology is a valuation technique which uses inputs that are derived principally from or corroborated by observable market data.

(B)	The Company’s other investments consist of funds maintained for the payment of benefits associated with nonqualified retirement plans. The funds include equity securities listed in active markets and municipal obligations valued by a third party using an evaluated pricing methodology. As of July 31, 2011, the Company’s municipal obligations are scheduled to mature as follows: $1,463 in 2012, $3,392 in 2013, $741 in 2014, $2,764 in 2015, and $12,113 in 2016 and beyond.

(C)	The Company’s commodity contract and foreign currency exchange contract derivatives are valued using quoted market prices. The Company’s interest rate contract derivative is valued using the income approach, observable Level 2 market expectations at the measurement date, and standard valuation techniques to convert future amounts to a single discounted present value. Level 2 inputs for the interest rate contract are limited to quoted prices for similar assets or liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability. For additional information, see Note M — Derivative Financial Instruments.

Note O — Income Taxes
Income tax expense increased $8.4 million in the three months ended July 31, 2011, resulting in an increase in the effective tax rate to 33.2 percent, compared to 31.3 percent in the first quarter of 2011. The effective tax rate in the three months ended July 31, 2010, benefited from a favorable federal income tax determination related to a prior year, a higher domestic manufacturing deduction, and lower state income tax expense relative to the three months ended July 31, 2011.
During the three months ended July 31, 2011, the effective income tax rate varied from the U.S. statutory income tax rate primarily due to the domestic manufacturing deduction partially offset by state income taxes.
Within the next twelve months, it is reasonably possible that the Company could decrease its unrecognized tax benefits by an additional $1.1 million, primarily as a result of expiring statute of limitations periods.
Note P: Guarantor and Non-Guarantor Financial Information
The Company anticipates filing a registration statement on Form S-3 which, when such registration statement becomes effective, will register certain securities described therein, including debt securities which may be guaranteed by certain of the Company’s subsidiaries. The Company may sell debt securities pursuant to the registration statement and, if so, it is expected that such securities would be fully and unconditionally guaranteed, on a joint and several basis, by the following 100% directly or indirectly owned subsidiaries of the Company: J.M. Smucker LLC and The Folgers Coffee Company (the “subsidiary guarantors”). Therefore, the Company is providing the following condensed consolidating financial information for the Company, the subsidiary guarantors, and the non-guarantor subsidiaries. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions, including transactions with the Company’s wholly-owned subsidiary guarantors and non-guarantor subsidiaries. The Company has accounted for investments in subsidiaries under the equity method.

CONDENSED STATEMENTS OF CONSOLIDATED INCOME
Quarter Ended July 31, 2011

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$917,109	$347,488	$753,389	$(829,103)	$1,188,883
Cost of products sold	780,585	318,295	484,957	(826,038)	757,799

Gross Profit	136,524	29,193	268,432	(3,065)	431,084
Selling, distribution, and administrative expenses, restructuring, and merger and integration costs	59,315	12,202	159,617	0	231,134
Amortization	1,297	0	18,938	0	20,235
Other operating expense (income) — net	67	(498)	(557)	0	(988)

Operating Income	75,845	17,489	90,434	(3,065)	180,703
Interest (expense) income — net	(15,374)	975	(721)	0	(15,120)
Other income — net	791	117	335	0	1,243
Equity in net earnings of subsidiaries	69,586	46,319	17,608	(133,513)	0

Income Before Income Taxes	130,848	64,900	107,656	(136,578)	166,826
Income taxes	19,325	323	35,655	0	55,303

Net Income	$111,523	$64,577	$72,001	$(136,578)	$111,523

Quarter Ended July 31, 2010

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$822,307	$619,257	$893,326	$(1,287,578)	$1,047,312
Cost of products sold	672,077	550,930	684,019	(1,268,149)	638,877

Gross Profit	150,230	68,327	209,307	(19,429)	408,435
Selling, distribution, and administrative expenses, restructuring, and merger and integration costs	47,598	28,450	147,973	0	224,021
Amortization	1,297	16,168	1,032	0	18,497
Other operating (income) expense — net	(280)	209	821	0	750

Operating Income	101,615	23,500	59,481	(19,429)	165,167
Interest (expense) income — net	(16,155)	975	(926)	0	(16,106)
Other (expense) income — net	(79)	158	614	0	693
Equity in net earnings of subsidiaries	36,661	19,262	17,260	(73,183)	0

Income Before Income Taxes	122,042	43,895	76,429	(92,612)	149,754
Income taxes	19,161	2,438	25,274	0	46,873

Net Income	$102,881	$41,457	$51,155	$(92,612)	$102,881

CONDENSED CONSOLIDATED BALANCE SHEETS
July 31, 2011

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$75	$0	$102,400	$0	$102,475
Inventories	0	217,662	1,018,925	(22,766)	1,213,821
Other current assets	340,729	7,781	74,966	0	423,476

Total Current Assets	340,804	225,443	1,196,291	(22,766)	1,739,772
PROPERTY, PLANT, AND EQUIPMENT, NET	202,604	328,217	394,866	0	925,687
INVESTMENTS IN SUBSIDIARIES AND INTERCOMPANY	5,493,671	825,624	680,792	(7,000,087)	0
OTHER NONCURRENT ASSETS
Goodwill	976,618	0	1,927,095	0	2,903,713
Other intangible assets, net	439,734	0	2,693,027	0	3,132,761
Other noncurrent assets	61,965	12,474	5,651	0	80,090

Total Other Noncurrent Assets	1,478,317	12,474	4,625,773	0	6,116,564

	$7,515,396	$1,391,758	$6,897,722	$(7,022,853)	$8,782,023

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	$570,895	$98,619	$205,720	$0	$875,234
NONCURRENT LIABILITIES
Long-term debt	1,318,489	0	0	0	1,318,489
Deferred income taxes	115,911	0	922,408	0	1,038,319
Other noncurrent liabilities	161,847	16,439	23,441	0	201,727

Total Noncurrent Liabilities	1,596,247	16,439	945,849	0	2,558,535
SHAREHOLDERS’ EQUITY	5,348,254	1,276,700	5,746,153	(7,022,853)	5,348,254

	$7,515,396	$1,391,758	$6,897,722	$(7,022,853)	$8,782,023

April 30, 2011

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$206,845	$0	$113,000	$0	$319,845
Inventories	0	182,531	700,750	(19,702)	863,579
Other current assets	364,377	8,190	81,008	0	453,575

Total Current Assets	571,222	190,721	894,758	(19,702)	1,636,999
PROPERTY, PLANT, AND EQUIPMENT, NET	193,321	305,519	369,042	0	867,882
INVESTMENTS IN SUBSIDIARIES AND INTERCOMPANY	4,872,622	802,936	1,209,603	(6,885,161)	0
OTHER NONCURRENT ASSETS
Goodwill	981,606	0	1,831,140	0	2,812,746
Other intangible assets, net	440,174	3,116	2,496,720	0	2,940,010
Other noncurrent assets	50,012	15,106	1,830	0	66,948

Total Other Noncurrent Assets	1,471,792	18,222	4,329,690	0	5,819,704

	$7,108,957	$1,317,398	$6,803,093	$(6,904,863)	$8,324,585

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	$234,262	$81,239	$167,175	$0	$482,676
NONCURRENT LIABILITIES
Long-term debt	1,304,039	0	0	0	1,304,039
Deferred income taxes	115,985	0	926,838	0	1,042,823
Other noncurrent liabilities	162,308	16,447	23,929	0	202,684

Total Noncurrent Liabilities	1,582,332	16,447	950,767	0	2,549,546
SHAREHOLDERS’ EQUITY	5,292,363	1,219,712	5,685,151	(6,904,863)	5,292,363

	$7,108,957	$1,317,398	$6,803,093	$(6,904,863)	$8,324,585

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
Three Months Ended July 31, 2011

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated
Net cash provided by (used for) operating activities	$83,115	$5,393	$(146,746)	$0	$(58,238)

INVESTING ACTIVITIES
Business acquired, net of cash acquired	0	0	(362,846)	0	(362,846)
Additions to property, plant, and equipment	(15,952)	(32,150)	(19,530)	0	(67,632)
Sale and maturity of marketable securities	18,600	0	0	0	18,600
Proceeds from disposal of property, plant, and equipment	9	9	112	0	130
Other — net	2	(1)	(19)	0	(18)

Net cash provided by (used for) investing activities	2,659	(32,142)	(382,283)	0	(411,766)

FINANCING ACTIVITIES
Revolving credit agreement — net	306,700	0	0	0	306,700
Quarterly dividends paid	(50,159)	0	0	0	(50,159)
Purchase of treasury shares	(5,385)	0	0	0	(5,385)
Proceeds from stock option exercises	242	0	0	0	242
Intercompany	(546,476)	26,749	519,727	0	0
Other — net	2,534	0	0	0	2,534

Net cash (used for) provided by financing activities	(292,544)	26,749	519,727	0	253,932
Effect of exchange rate changes	0	0	(1,298)	0	(1,298)

Net decrease in cash and cash equivalents	(206,770)	0	(10,600)	0	(217,370)
Cash and cash equivalents at beginning of period	206,845	0	113,000	0	319,845

Cash and cash equivalents at end of period	$75	$0	$102,400	$0	$102,475

Three Months Ended July 31, 2010

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated
Net cash (used for) provided by operating activities	$(16,873)	$2,977	$(13,342)	$0	$(27,238)

INVESTING ACTIVITIES
Additions to property, plant, and equipment	(13,721)	(2,584)	(10,641)	0	(26,946)
Purchases of marketable securities	(57,037)	0	0	0	(57,037)
Proceeds from disposal of property, plant, and equipment	0	276	14	0	290
Other — net	(11)	36	15	0	40

Net cash used for investing activities	(70,769)	(2,272)	(10,612)	0	(83,653)

FINANCING ACTIVITIES
Proceeds from long-term debt	400,000	0	0	0	400,000
Quarterly dividends paid	(47,594)	0	0	0	(47,594)
Purchase of treasury shares	(5,033)	0	0	0	(5,033)
Proceeds from stock option exercises	1,325	0	0	0	1,325
Intercompany	(27,469)	(705)	28,174	0	0
Other — net	2,213	0	0	0	2,213

Net cash provided by (used for) financing activities	323,442	(705)	28,174	0	350,911
Effect of exchange rate changes	0	0	(817)	0	(817)

Net increase in cash and cash equivalents	235,800	0	3,403	0	239,203
Cash and cash equivalents at beginning of period	217,730	0	65,840	0	283,570

Cash and cash equivalents at end of period	$453,530	$0	$69,243	$0	$522,773